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                                                                      EXHIBIT 11
                                                                      ----------

                          TOMMY HILFIGER CORPORATION
                 COMPUTATION OF NET INCOME PER ORDINARY SHARE
                   (in thousands, except per share amounts)





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
                                                           Year Ended                Year Ended                 Year Ended
                                                            March 31,                 March 31,                  March 31,
                                                               2001                      2000                       1999
                                                           --------------          -----------------          -----------------
FINANCIAL STATEMENT PRESENTATION
BASIC

Weighted average shares outstanding....................            91,239                     94,662                     92,264
                                                           ==============          =================          =================

Net income.............................................      $    130,961            $       172,358            $       173,717
                                                           ==============          =================          =================

Per share amount.......................................      $       1.44            $          1.82            $          1.88
                                                           ==============          =================          =================

DILUTED

Weighted average shares outstanding....................            91,239                     94,662                     92,264

Net effect of dilutive stock options based on the
    treasury stock method using average market price...               295                        970                      1,112
                                                           --------------          -----------------          -----------------

Total..................................................            91,534                     95,632                     93,376
                                                           ==============          =================          =================

Net Income.............................................      $    130,961            $       172,358            $       173,717
                                                           ==============          =================          =================

Per Share Amount.......................................      $       1.43            $          1.80            $          1.86
                                                           ==============          =================          =================
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